                                                                     EXHIBIT 2.4

                                                                       EXHIBIT E


                           INSURANCE MATTERS AGREEMENT


         This INSURANCE MATTERS AGREEMENT (this "Agreement"), is made as of __________, 2000, by and between SYBRON INTERNATIONAL CORPORATION, a Wisconsin corporation ("Sybron"), and SYBRON DENTAL SPECIALITIES, INC. (formerly known as "SDS Holding Co."), a Delaware corporation ("SDS").


                                    RECITALS

         WHEREAS, pursuant to the Contribution Agreement, Plan and Agreement of Reorganization and Distribution between the parties dated as of _________, 2000 (the "Contribution Agreement") and pursuant to certain other agreements of even date herewith, Sybron is transferring, or will transfer, to SDS, all of the Dental Assets (as defined in the General Assignment, Assumption and Agreement regarding Litigation, Claims and Other Liabilities (executed by the parties of even date herewith);

         WHEREAS, prior to the Effective Date (as defined in the Contribution Agreement), Sybron, its subsidiaries, or its or their predecessors in interest, as listed on Schedule 1 hereto (the "Sybron Insurance Parties" or "SIPs") and SDS and the Dental Subsidiaries maintained various policies of insurance, including but not limited to those listed on Schedule 2 hereto (the "Policies"), covering, among other things, risks associated with, or arising out of, the assets, business or operations of the Dental Business;

         WHEREAS, without relinquishing its rights as an owner of, and insured under, the Policies, the SIPs wish to permit SDS to retain, after the Effective Date, the same rights and benefits it enjoyed under the Policies as it had prior to the Effective Date, and SDS wishes to assume certain of the SIPs' responsibilities, under the Policies; and

         WHEREAS, the parties hereto intend for this Agreement to govern the rights and obligations of the SIPs and SDS with respect to various pre-existing contracts insuring Sybron and its subsidiaries and covering risks associated with, or arising out of, the assets, business or operations of the Dental Business.

         NOW, THEREFORE, in consideration of the premises and the mutual promises contained in this Agreement and the other Contribution Documents (as defined in the Contribution Agreement), the parties hereto agree as follows:

                                    ARTICLE I
                               INSURANCE COVERAGE

         1.1. Continuing Ownership. The SIPs and SDS and the Dental Subsidiaries shall continue at all times as respective owners of, and beneficiaries under, the Policies to the same extent each party enjoyed prior to the Effective Date, and this Agreement shall not be construed as an attempted assignment of the Policies or as a contract of insurance.

         1.2. List of Policies. The Policies which are listed on Schedule 1 were obtained by the SIPs at various times prior to the date of this Agreement and may cover risks associated with, or arising out of, the Dental Business. Neither Sybron nor any of the other SIPs warrant that Schedule 1 contains or will contain an accurate or complete list of the insurance potentially available to cover the Dental Business, and state only that they have compiled the list to the best of their abilities based on currently available information. Neither Sybron nor any of the other SIPs shall have any obligation to undertake any further search of their records, or the records of any third parties, to seek additional policies or information about policies not found on Schedule 1. The SIPs will permit SDS to review or search their records concerning policies not available on Schedule 1, and will take reasonable steps to give SDS access to third parties. However, each party agrees that it will share with the other any information it gathers about additional existing policies, and that such additional policies which are found potentially to provide coverage for risks associated with the Dental Business shall be subject to the provisions of this Agreement as if listed on Schedule 1 and shall be deemed within the definition of Policies. The parties agree to generally cooperate with one another in connection with exchanging information regarding coverage limits.

         1.3. No Warranty of Coverage. Neither Sybron nor any of the other SIPs warrant that the Policies or any other policies of insurance provide any coverage to SDS or the SIPs generally, or with respect to any particular risk.

         1.4. Obligation to Continue. Neither any of the SIPs nor SDS or any of its affiliates shall cancel any Policy under which any of SDS or any of its affiliates or any SIP, respectively, remains a beneficiary. After the Effective Date, SDS shall be solely responsible for obtaining and maintaining all policies of insurance covering its business and other activities after such date.

         1.5. D&O Run-Off Policy. Prior to the Effective Date, Sybron shall be required to acquire an insurance policy covering all directors and officers of Sybron in office as of the Effective Date for wrongful acts committed prior to the Effective Date. Sybron shall be required to maintain such insurance policy after the Effective Date.

                                   ARTICLE II
                           PENDING INSURED LITIGATION

         2.1. List of Pending Insured Litigation. SDS has compiled Schedule 3 which contains a list of the litigation, if any, allegedly associated with, or arising out of, the Dental Business prior to the date of this Agreement for which SDS believes there may be insurance coverage under the Policies. This litigation, together with all threatened litigation and claims arising out of the Dental Business, shall be referred to as "Pending Insured Litigation." SDS does not warrant that Schedule 2 contains or will contain an accurate or complete list of the Pending Insured Litigation, and states only that it has compiled and will compile the list to the best of its abilities based on currently available information. Additional litigation and threatened litigation determined by SDS at a later date as having been omitted from Schedule 2 shall be subject to this Agreement as if listed on Schedule 2 and shall be deemed included within the definition of Pending Insured Litigation.

         2.2. Notice to Insurers. SDS warrants that, to the best of its knowledge, all appropriate insurance carriers have been or will be placed on notice concerning the Pending Insured Litigation in a timely fashion, as or if required by the terms of the Policies.


                                   ARTICLE III
                             NEW INSURED LITIGATION

         3.1. Further Litigation or Claims. The parties acknowledge that after the Effective Date there may be further litigation or other claims made, filed, commenced or threatened against SDS or Sybron allegedly associated with, or arising out of, the Dental Business ("New Insured Litigation").

         3.2. New Insured Litigation Notification. SDS shall notify Sybron of any New Insured Litigation which may be covered under the SIP's insurance policies.

         3.3. Notification to Sybron. SDS shall be solely responsible for notifying all appropriate insurance carriers providing coverage to SDS or for the activities and operations of the Dental Business, if any, regarding New Insured Litigation and all other litigation and claims, except in cases where the insurance carriers have refused in writing to deal directly with SDS, in which case SDS shall promptly notify Sybron. SDS shall notify Sybron of any litigation and claims SDS has submitted to Sybron's insurers. SDS also shall notify Sybron promptly if it appears that New Insured Litigation may involve the assets, business or operations of Sybron.

                                   ARTICLE IV
                          CASE HANDLING AND COOPERATION

         4.1. Cooperation with Insurers and Sybron. SDS agrees that it shall notify, report to, and cooperate fully with the insurance carriers and Sybron with respect to Pending Insured Litigation and New Insured Litigation as though SDS were the named insured under the policies of insurance.

         4.2. SDS as Case Handler. The parties acknowledge that SDS has been designated the case handler for all Pending Insured Litigation and, likewise, may be designated by Sybron as the case handler for some or all New Insured Litigation, under the terms of the General Assignment, Assumption and Agreement Regarding Litigation, Claims and Other Liabilities between the parties of even date herewith (the "Assignment Agreement").

         4.3. Notification to Insurers. Sybron will notify the insurance carriers issuing the Policies of the terms of this Agreement, the Contribution Agreement, and the Assignment Agreement, and will request that the insurance carriers deal directly with SDS, as case handler, regarding the management of any Pending Insured Litigation and any New Insured Litigation.

         4.4. SDS to Continue as Case Handler. In the event that an insurance carrier shall refuse or fail to deal directly with SDS, SDS shall continue as case handler and Sybron shall provide reasonable support to SDS in communicating with the insurance carrier.

         4.5. Actions Against Insurers. In the event SDS wishes to commence an action against an insurance carrier for failure to provide defense or indemnification for Pending Insured Litigation or New Insured Litigation under one or more of the Policies, it shall not do so without informing Sybron and obtaining Sybron's consent. Upon receipt of Sybron's consent, SDS may prosecute such an action in the name of Sybron, in which case SDS shall bear all expenses of the litigation and shall hold Sybron harmless from any costs of such litigation, including without limitation fees, expenses, charges, awards of any type or judgments which may be assessed against Sybron. Sybron's consent to the prosecution of such an action will not be withheld or delayed unreasonably.


                                    ARTICLE V
                          PAYMENT OF COSTS AND PROCEEDS

         5.1.   Payment to SDS.

                (a) To the extent that an insurance carrier pays one of the SIPs for all or any portion of the costs of defense of, or pays all or any portion of the amounts in settlement of, or in satisfaction of a judgment for, Pending Insured Litigation or New Insured Litigation, for which SDS provided one of the SIPs or itself with defense and indemnification as required by the Assignment Agreement, such SIP shall pay over (or cause to be paid over) to SDS or for its benefit such sums in excess of such SIP's own reasonable expenses and costs within thirty (30) days of their receipt.

                (b) If SDS fails to defend and indemnify a SIP for a Pending Insured Litigation matter or New Insured Litigation matter as required under the Assignment Agreement, that SIP shall have no obligation to pay over to SDS any portion of the payments received with respect to that matter from the insurance carriers; provided, however, that receipt of such payments by that SIP shall not relieve SDS of its obligations to defend or indemnify that SIP to the extent such proceeds are insufficient to meet SDS's obligations.

         5.2. Obligation to Defend and Indemnify. It is understood between the parties that SDS's obligation to defend, indemnify, save and hold harmless Sybron under the Assignment Agreement shall arise at a time specified in that Agreement which will often be prior to the time insurance proceeds will be available. The parties acknowledge that SDS's obligation to provide a defense and indemnification under the Assignment Agreement shall not be delayed pending the results of any claims made under insurance policies and that Sybron and SDS shall account between themselves at the conclusion of a matter if any financial adjustments are required due to the receipt of such proceeds.

         5.3. Allocation of Deductible. To the extent a non-claim specific deductible or self-insured retention applies, the parties agree that the deductible or self-insured retention will be allocated proportionately among SDS and Sybron based upon the total amount claimed by each party in any respective insurance period.


                                   ARTICLE VI
                               DISPUTE RESOLUTION

         In the event that any dispute or difference arises between the parties relating to the interpretation or performance of this Agreement, the parties shall comply with the dispute resolution procedures prescribed in Article V of the Contribution Agreement.


                                   ARTICLE VII
                                     NOTICES

         7.1. General. All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery of them shall be deemed to have been duly made if actually delivered, or if mailed by first class or certified mail, postage prepaid, or by air express service, with charges prepaid. Except for notices to insurance carriers under Section 3.2 and 3.3 and for bills and payments under Article V of this Agreement, all notices and communications shall be addressed as follows:

            If to any SIP:    Sybron International Corporation
                              411 East Wisconsin Avenue
                              Milwaukee, Wisconsin 53202
                              Attention: General Counsel

            If to SDS:        Sybron Dental Specialities, Inc.
                              1717 West Collins Avenue
                              Orange, California 92867
                              Attention: General Counsel

         7.2. Change of Address. Either party may by written notice so delivered to the other, change the address to which future delivery shall be made.


                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1. Entire Agreement. This Agreement and the other Contribution Documents constitute the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to their subject matter; provided, however, that the specific provisions of any other agreement between the parties executed and delivered by the parties in connection with the closing under the Contribution Agreement shall not be superseded by this Agreement and to the extent any such other agreement is in conflict herewith, such specific agreement shall control.

         8.2. Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party; except that this Agreement may be assigned to a parent or subsidiary of a party, or to a third party acquiring substantially all of the assets of a party, without such prior written consent to such an assignment, provided that any such third party expressly assumes, and agrees to be bound by the terms of, this Agreement, and provided further that the assigning party shall not be relieved of any of its obligations hereunder in the event of such an assignment.

         8.3. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and is not intended to confer upon any person except the parties any rights or remedies hereunder. There are no third party beneficiaries to this Agreement.

         8.4. Written Amendment and Waiver. This Agreement may not be altered or amended nor any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with the amendment or waiver.

         8.5 Limited Amendment or Waiver. No waiver of any term, provision or condition of this Agreement or failure to exercise any right, power or remedy or failure to enforce any provision of this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition or enforcement right of this Agreement or deemed to be an impairment of any right, power or remedy or acquiescence to any breach.

         8.6. Reformation and Severability. If any provision of this Agreement shall be held to be invalid, unenforceable or illegal in any jurisdiction under any circumstances for any reason, (a) that provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal and preserve the original intent of the parties, or (b) if that provision cannot be so reformed, it shall be severed from this Agreement. The holding shall not affect or impair the validity, enforceability or legality of the provision in any other jurisdiction or under any other circumstances. Neither the holding nor the reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement to the extent that the other provision is not itself actually in conflict with any applicable law. Upon a determination that any term or provision is invalid, unenforceable or illegal, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

         8.7. Jurisdiction. This Agreement shall be governed and construed and enforced in accordance with the internal laws of the State of Wisconsin (without regard to conflict of law principles) as to all matters including, without limitation, matters of validity, construction, effect, performance and remedies.

         8.8. Titles and Headings. All titles and headings have been inserted solely for the convenience of the parties and are not intended to be a part of this Agreement or to affect its meaning or interpretation.

         8.9. Counterparts. This Agreement, and any other agreement to be executed in connection herewith, may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.10. Effectiveness. This Agreement shall become effective at the Effective Date and may be terminated by Sybron at any time prior thereto without any liability on either party's part.

         IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written by their duly authorized officers.




                          SYBRON INTERNATIONAL CORPORATION

                          By:
                             ------------------------------------------------
                          Name:
                          Title:  President and Chief Executive Officer


                          SYBRON DENTAL SPECIALTIES, INC.



                          By:
                             ------------------------------------------------
                          Name:
                          Title:  President and Chief Executive Officer